Exhibit 10.4

AMENDMENT NO. 1 TO HILL-ROM MANUFACTURING MASTER REPURCHASE AGREEMENT

This AMENDMENT NO. 1 TO HILL-ROM MANUFACTURING MASTER REPURCHASE AGREEMENT (this “Amendment”), is made and entered into as of April 27, 2020 (the “Amendment Date”), by and among each of

MUFG Bank, Ltd., a Japanese banking corporation, as buyer (“Buyer”); and

Hill-Rom Manufacturing, Inc., an Indiana corporation, as seller (“Seller”);

and amends that certain that certain 1996 SIFMA Master Repurchase Agreement dated as of May 4, 2018, between Seller and Buyer (the “Master Repurchase Agreement” and, as amended hereby, the “Amended Master Repurchase Agreement”). Each of Buyer and Seller may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into the Master Repurchase Agreement;

WHEREAS, the Parties now wish to amend certain provisions of the Master Repurchase Agreement.

agreement

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties agree as follows:

1.           Interpretation.

1.1       Definitions. All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Master Repurchase Agreement (including Annex I thereto).

1.2       Construction. The rules of construction set forth in Section 1.2 of the Framework Agreement shall apply to this Amendment.

2.           Amendments.

The Master Repurchase Agreement is hereby amended, effective from and after the Amendment Date, as follows:

2.1       any text in Exhibit A to this Amendment that is struck through shall be deleted from the applicable provision of Annex I to the Master Repurchase Agreement; and

2.2       any text that is double underscored shall be added to the applicable provision of the Annex I to the Master Repurchase Agreement.

3.           Representations, Warranties, Undertakings and Agreements.

3.1       Seller. In entering into this Amendment, Seller hereby makes or repeats (as applicable) to Buyer as of the Amendment Date (or, to the extent expressly relating to a specific prior date, as of such prior date) the representations and warranties set forth in the Master Repurchase Agreement, and such representations and warranties shall be deemed to include this Amendment. Seller further represents that it has complied in all material respects with all covenants and agreements applicable to it under the Master Repurchase Agreement.

4.           Miscellaneous.

4.1       Counterparts. This Amendment may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 4.1.

4.2       Ratification; Amended Terms. Except as amended hereby the Master Repurchase Agreement remains in full force and effect. The Parties hereby acknowledge and agree that, effective from and after the Amendment Date, (i) all references to the Master Repurchase Agreement in any other Transaction Agreement shall be deemed to be references to the Amended Master Repurchase Agreement, (ii) any amendment in this Amendment of a defined term in the Master Repurchase Agreement shall apply to terms in any other Transaction Agreement which are defined by reference to the Master Repurchase Agreement.

4.3       GOVERNING LAW. This AMENDMENT shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof other than sections 5-1401 and 5-1402 of the New York General Obligations Law.

4.4       Expenses. All reasonable legal fees and expenses of Buyer incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and each related document entered into in connection herewith shall be paid by the Seller promptly on demand.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Buyer:

MUFG Bank, Ltd.
By:	/s/ Thomas Giuntini
Name:	Thomas Giuntini
Title:	Managing Director

[SIGNATURE PAGEs CONTINUE ON FOLLOWING PAGE]

[Signature Page to Amendment No. 1 to Hill-Rom Manufacturing Master Repurchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Seller:

Hill-Rom Manufacturing, Inc.
By:	/s/ Barbara W. Bodem
Name:	Barbara W. Bodem
Title:	President

[Signature Page to Amendment No. 1 to Hill-Rom Manufacturing Master Repurchase Agreement]

~~Execution Version~~

Exhibit A to Amendment No. 1 to Hill-Rom Manufacturing Master Repurchase Agreement

Annex I

Supplemental Terms and Conditions

This Annex I forms a part of the 1996 SIFMA Master Repurchase Agreement dated as of
May 4, 2018 (the “SIFMA Master,” and as amended by this Annex I, and as each may be further amended from time to time, this or the “Agreement”) between Hill-Rom Manufacturing, Inc. (“Hill-Rom Manufacturing”), and MUFG Bank, Ltd. (“MUFG”). Subject to the provisions of Paragraph 1 of this Annex I, (a) capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the SIFMA Master, and (b) aside from this Annex I, including all exhibits and schedules attached hereto and thereto, no other Annexes or Schedules thereto shall form a part of the SIFMA Master or be applicable thereunder.

1.           Applicability; Parties; Framework.

(a)       Framework Agreement. This Agreement is being entered into in accordance with that certain Master Framework Agreement, dated as of May 4, 2018 (as amended, restated or otherwise modified from time to time, the “Framework Agreement”), among Hill-Rom Company, Inc., Hill-Rom Manufacturing and each Additional Seller from time to time party thereto, as sellers, Hill-Rom Company, Inc. as agent for the sellers (in such capacity, the “Agent”), and MUFG, as buyer. Capitalized terms used but not defined in this Agreement or in any Confirmations shall have the meanings set forth in the Framework Agreement (including Schedule 1 thereto). In the event of any inconsistency between this Agreement and the Framework Agreement, the Framework Agreement shall govern.

(b)       Seller. Hill-Rom Manufacturing will act as Seller with respect to all Transactions entered into hereunder. Subject to the terms and conditions of the Framework Agreement, all powers of Seller hereunder, including the execution and delivery of Confirmations hereunder or any other matters involving consent or discretion, shall be exercised solely by Agent on behalf of Seller.

(c)       Buyer. MUFG will act as Buyer with respect to all Transactions entered into hereunder.

(d)       Securities. The only Security for purposes of this Agreement shall consist of the Hill-Rom Manufacturing Note, and no asset or property other than the Hill-Rom Manufacturing Note shall be recognized as a Security for purposes of any Transactions hereunder. All references in this Agreement to Securities or Purchased Securities, as the case may be (whether in the SIFMA Master or elsewhere in this Annex I) shall be understood and construed as references to the Hill-Rom Manufacturing Note.

(e)       Entire Agreement. The first sentence of Paragraph 14 of the SIFMA Master is subject to, and superseded by, Section 9.3 of the Framework Agreement.

2.           Definitions.

(a)       Added Definitions. For purposes of this Agreement, the following additional terms shall have the following meanings:

(i)       ~~(i) “Adjusted LIBOR”, with respect to any Transaction Period, the interest rate per annum determined by Buyer by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by Buyer from time to time) at approximately 11:00 a.m. (London, England time) for deposits in U.S. Dollars with a duration comparable to such Transaction Period on the second London Banking Day preceding the first day of such Transaction Period (or if a rate cannot be determined under the foregoing, an interest rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) of the interest rates per annum at which deposits in U.S. Dollars with a duration comparable to such Transaction Period in a principal amount substantially equal to the Purchase Price for the applicable Transaction outstanding during such Transaction Period are offered to the principal London office of Buyer by three London banks, selected by Buyer in good faith, at approximately 11:00 a.m. (London, England time) on the second London Banking Day preceding the first day of such Transaction Period), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The calculation of Adjusted LIBOR may also be expressed by the following formula:~~
“Applicable Margin”, as of any date of determination, a percentage rate equal to:

~~ICE LIBOR or appropriate successor~~

~~Adjusted LIBOR =~~

~~1.00 - Euro-Rate Reserve Percentage~~

~~Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Buyer shall give prompt notice to Agent of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.~~

(A)       if the Credit Agreement Pricing Level is I as of such date of determination, 1.35%,

(B)       if the Credit Agreement Pricing Level is II as of such date of determination, 1.15%,

(C)       if the Credit Agreement Pricing Level is III as of such date of determination, 1.00%,

(D)       if the Credit Agreement Pricing Level is IV as of such date of determination, 0.90%, or

(E)       if the Credit Agreement Pricing Level is V as of such date of determination, 0.85%.

(ii)       “Breakage Amount”, with respect to any Breakage Event pertaining to any outstanding Transaction, an amount equal to the loss, cost and expense (if any) actually incurred by Buyer and attributable to such Breakage Event but excluding loss of anticipated profits, in each case as determined in good faith by Buyer and notified to Agent in writing; it being understood that any written notice from Buyer indicating such amount and setting forth in reasonable detail the calculations used by Buyer to determine such amount, shall be conclusive absent manifest error.

(iii)       “Breakage Event”, with respect to any Transaction, (A) the termination of such Transaction before the Repurchase Date specified in the Confirmation for such Transaction (1) by Seller or Buyer in accordance with Paragraph 3(c)(ii) or Paragraph 11, respectively, of the SIFMA Master, as amended by this Annex I, or (2) as the result of the Termination Date occurring under the Securitization Loan Agreement; or (B) the transfer of any cash by Seller to Buyer during the Transaction Period for such Transaction as required pursuant to Paragraph 4(a) of the SIFMA Master, as amended by this Annex I;

(iv)       “Breakage Period”, with respect to any Breakage Event, the period commencing on (and including) (x) in the case of a Breakage Event of the type described in clause (A) of the definition thereof, the effective date of Seller’s termination of the applicable Transaction or (y) in the case of a Breakage Event of the type described in clause (B) of the definition thereof, the date on which such cash is transferred by Seller to Buyer, and, in each case, ending on (but excluding) the next succeeding Monthly Date;

(v)       “~~Euro-Rate Reserve Percentage”, the meaning ascribed to such term in the Securitization Loan Agreement;~~Credit Agreement Pricing Level”, as of any date of determination, the applicable “Pricing Level” (denominated as either I, II, III, IV or V) in effect under the Credit Agreement on such date determined in accordance with the table appearing in clause (b) of the definition of “Applicable Rate” set forth in the Credit Agreement and based on the information set forth in the most recent Compliance Certificate delivered thereunder;

(vi)       “Framework Agreement”, the meaning set forth in Paragraph 1(a) of this Annex I;

~~(vii) “London Banking Day”, any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the city of London, England;~~

(vii)       ~~(viii)~~ “Original Note”, the original executed version of the Hill-Rom Manufacturing Note; ~~and~~

(viii)       ~~(ix)~~ “Transaction Period”, with respect to any Transaction, the period commencing on (and including) the Purchase Date for such Transaction and expiring on (but excluding) the Repurchase Date for such Transaction.

(b)       Revised Definitions. For purposes of this Agreement, and notwithstanding anything in Paragraph 2 of the SIFMA Master to the contrary, the following terms shall have the following amended and restated meanings:

(i)       “Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Purchase Price for such Transaction as of such date;

(ii)       “Buyer’s Margin Percentage”, with respect to any Transaction as of any date, one hundred percent (100%);

(iii)       “Price Differential”, with respect to any Transaction as of any date, the sum of the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction); provided, that upon the occurrence of any Breakage Event with respect to such Transaction, such Price Differential shall be increased by Buyer’s applicable Breakage Amount (if any) for such Breakage Event, determined as of the date on which such Breakage Event occurs;

(iv)       “Pricing Rate”, the per annum percentage rate for determination of the Price Differential, determined for each Transaction (unless otherwise specified in the Confirmation) as being equal to the sum of (A) Adjusted LIBOR as of the applicable Purchase Date (subject to Section 4.5 of the Framework Agreement) plus (B) ~~1.00%~~the Applicable Margin as of such Purchase Date (it being understood that, if Agent fails to deliver the required Transaction Notice for a Transaction and the other associated documents pursuant to Section 4.1(a) of the Framework Agreement at least three (3) Business Days prior to the proposed Purchase Date and Buyer nonetheless elects to proceed with the proposed Transaction, Buyer’s actual cost of funds shall be used instead of Adjusted LIBOR (or any Benchmark Replacement, if applicable) in determining the Pricing Rate for such Transaction);

(v)       “Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, which shall be the earliest of (i) the next Monthly Date immediately succeeding the applicable Purchase Date, (ii) the Facility Expiration Date and (iii) any date determined by application of the provisions of Paragraph 3(c) or 11 of this Annex I; and

(vi)        “Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case as the sum of (A) the Purchase Price for such Transaction plus (B) the accrued and unpaid Price Differential as of the date of such determination (it being understood that all such accrued and unpaid Price Differential shall be payable when and as set forth in Paragraph 12 of this Annex I); provided, that (x) if any retroactive adjustment affecting the Credit Agreement Pricing Level used in determining the Price Differential for a Transaction is required to be made pursuant to the last sentence of the definition of “Applicable Rate” set forth in the Credit Agreement, the Price Differential (and corresponding Repurchase Price) for such Transaction shall be adjusted as agreed between the Parties to appropriately reflect the corrected Credit Agreement Pricing Level, and (y) if an Event of Default has occurred and is continuing as of the applicable Repurchase Date for a Transaction, then the Repurchase Price for such Transaction shall include, in addition to the amounts specified in the foregoing clauses (A) and (B), all other Secured Obligations due and owing from Seller under the Transaction Agreements through the time such Repurchase Price is paid in full (other than contingent indemnification obligations in respect of which no claim therefor has been made).

3.           Initiation; Confirmation; Termination. Notwithstanding anything to the contrary in Paragraph 3 of the SIFMA Master, the following shall apply:

(a)       No Oral Agreements. All agreements to enter into Transactions hereunder shall be in writing in accordance with Article 4 of the Framework Agreement.

(b)       Confirmations; Priority. All Confirmations with respect to Transactions hereunder shall be substantially in the form attached as Exhibit A to this Annex I. Subject to the definitions of “Price Differential”, “Repurchase Date” and “Repurchase Price” set forth in Paragraphs 2(b)(iii), 2(b)(v) and 2(b)(vi) of this Annex I, respectively, in the event of any conflict between the terms of a Confirmation and this Agreement, the Confirmation shall prevail.

(c)       Termination. Paragraph 3(c) of the SIFMA Master is hereby amended and restated as follows:

“Transactions hereunder shall terminate upon the earlier of (i) the date determined pursuant to the definition of Repurchase Date (without regard to this Paragraph 3(c)) or (ii) a date specified upon demand by Seller, which demand shall be made by Seller in writing no later than 5:00 p.m. on the third London Banking Day prior to the Business Day on which such termination will be effective (it being understood that Seller may not make more than three (3) such demands described in this clause (ii) during the Facility Term). On such earlier date, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities (except as otherwise provided in Paragraph 7 of Annex I) against the payment of the related Repurchase Price by Seller (which may, to the extent permitted under Paragraph 12 of Annex I hereto, be netted against the Purchase Price payable in respect of any new Transaction) in accordance with the Framework Agreement.”

(d)       Outstanding Transactions; Continuity. Notwithstanding anything in this Agreement to the contrary, the Parties agree that no more than one Transaction hereunder shall be outstanding at any given time. It is the intention of the Parties that during the Facility Term, subject to Buyer’s discretion to decline to enter into any Transaction and fulfillment of the applicable conditions set forth in the Framework Agreement with respect to Buyer’s entry into any such Transaction, the expiration of each Transaction hereunder on the applicable Repurchase Date shall coincide with the entry into a subsequent Transaction with a concurrent Purchase Date in accordance with the procedures set forth in the Framework Agreement. The Parties further intend that, pursuant to Paragraph 12 of the SIFMA Master and to the extent permitted under Paragraph 12 of this Annex I, the Repurchase Price payable by Seller with respect to each such expiring Transaction shall be netted to the extent applicable against the Purchase Price payable by Buyer with respect to such subsequent Transaction.

4.           Margin Maintenance. Notwithstanding anything to the contrary in Paragraph 4 of the SIFMA Master, the following shall apply:

(a)       Paragraph 4(a) of the SIFMA Master is hereby amended and restated as follows:

“If, as of 12:00 noon on any Business Day during the Transaction Period for an outstanding Transaction hereunder (other than the Purchase Date), the Outstanding Amount of the Purchased Securities then subject to such Transaction is less than the Buyer’s Margin Amount for such Transaction (a “Margin Deficit”), then Buyer, may by notice to Seller require Seller to transfer to Buyer an amount of cash so that the sum of such transferred cash together with the Outstanding Amount of the Purchased Securities will thereupon equal or exceed such Buyer’s Margin Amount.”

(b)       Margin Excess Inapplicable. The provisions of Paragraph 4(b) of the SIFMA Master shall not apply to Transactions under this Agreement, and all references thereto or to “Margin Excess” in the SIFMA Master shall be disregarded.

(c)       Margin Deficit Cures. Paragraph 4(c) of the SIFMA Master is hereby amended and restated in its entirety to read as follows:

“If any notice is given (or deemed given) by Buyer under subparagraph (a) of this Paragraph, Seller shall transfer cash as provided in such subparagraph no later than the second Business Day following its receipt (or deemed receipt) of such notice; provided, that if such notice is given (or deemed given) in connection with any prepayment on account of principal owing under the Purchased Securities, Seller shall transfer such cash to Buyer on the same day concurrently with (or immediately following) Seller’s receipt of such prepayment.”

(d)       No Additional Purchased Securities. There shall be no Additional Purchased Securities in connection with any Transactions under this Agreement, and all references in the SIFMA Master thereto shall be disregarded for purposes hereof.

(e)       Threshold. In accordance with Paragraph 4(e) of the SIFMA Master, the Parties agree that the rights of Buyer under Paragraph 4(a) of the SIFMA Master, as amended by this Annex I, to require the elimination of any Margin Deficit may be exercised only where such Margin Deficit exceeds $1 million.

(f)       Reporting of Margin Deficits. Seller (or Agent on Seller’s behalf) shall provide Buyer with the notices required pursuant to Section 5.3(p) of the Framework Agreement and, upon delivery of any such notice, Buyer shall be automatically deemed to have delivered a concurrent notice to Seller exercising its rights under Paragraph 4(a) of the SIFMA Master, as amended by this Annex I, to require the elimination of such Margin Deficit.

5.           Income Payments. Notwithstanding anything to the contrary in Paragraph 5 of the SIFMA Master, unless an Event of Default with respect to Seller shall have occurred and (i) such Event of Default is continuing and (ii) Buyer has exercised remedies with respect to the Purchased Securities under Paragraph 11(d) of the SIFMA Master, as amended by this Annex I, Seller shall be entitled to receive and retain all Income paid or distributed on or in respect of the Purchased Securities. All references in this Agreement to Income received by Buyer prior to such an Event of Default shall be disregarded.

6.           Security Interest. Paragraph 6 of the SIFMA Master is hereby amended and restated in its entirety to read as follows:

“(a) Seller hereby grants to Buyer a first priority security interest in all of Seller’s right, title, benefit and interest the Purchased Securities sold in each Transaction entered into under this Agreement and all proceeds thereof (collectively, the “Collateral”), to secure the Seller’s obligations under the Transaction Agreements (the “Secured Obligations”). This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect (notwithstanding any repurchase by Seller of Purchased Securities under an expiring Transaction and simultaneous purchase by Buyer of such Purchased Securities under a subsequent Transaction) until all unpaid Repurchase Price with respect to outstanding Transactions under this Agreement have been indefeasibly paid in full (without application of any set off or netting). Buyer shall have, with respect to all the Collateral, in addition to all other rights and remedies available to Buyer under the Transaction Agreements, all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction.

(b) Seller hereby authorizes Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect the security interest granted pursuant to the foregoing Paragraph 6(a) under the Uniform Commercial Code of the relevant jurisdiction.

(c) The security interest granted pursuant to the foregoing Paragraph 6(a) is released by Buyer at such time when all unpaid Repurchase Price with respect to outstanding Transactions under this Agreement have been indefeasibly paid in full (without application of any set off or netting), without further action by any Person. Upon such payment and termination of this Agreement, Buyer hereby agrees, at Seller’s expense, to (x) file appropriate financing statement amendments to reflect such release and (y) execute and deliver such other documents as Seller may reasonably request to further evidence such release.”

7.           Payment and Transfer. Notwithstanding anything in Paragraph 7 of the SIFMA Master to the contrary, and except as otherwise provided below, all transfers of Securities by one party to the other party in connection with any Transaction shall occur by delivery to the other party of the Original Note in such party’s possession, and shall also be reflected as having been so transferred in the Seller’s books and records. In the event that the expiration of an outstanding Transaction coincides with the entry into a subsequent Transaction hereunder as contemplated by Paragraph 3(d) of this Annex I, the Purchased Securities under such expiring Transaction shall, in lieu of being transferred back to Seller, become Purchased Securities under such subsequent Transaction, and title to such Purchased Securities shall remain continuously vested in Buyer. In the event that the expiration of an outstanding Transaction on a Repurchase Date does not coincide with entry into a such a subsequent Transaction, however, then upon Seller’s payment in full of the Repurchase Price with respect to the expiring Transaction (without application of any set off or netting), the Purchased Securities shall be automatically deemed to be transferred and assigned from Buyer to Seller without further evidence thereof and Buyer shall promptly redeliver the Original Note to Seller or its agent.

8.           Rehypothecation of Purchased Securities. Paragraph 8 of the SIFMA Master is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, unless an Event of Default shall have occurred with respect to Seller, Buyer shall be prohibited from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities.”

9.           Substitution. The provisions of Paragraph 9 of the SIFMA Master shall not apply to Transactions under this Agreement, and all terms and provisions thereof and references thereto shall be disregarded for purposes of this Agreement.

10.         Representations. The representations and warranties set forth in Paragraph 10 of the SIFMA Master are hereby deleted in the case of Buyer and, in the case of Seller, are hereby replaced with the representations and warranties set forth in Section 5.1 of the Framework Agreement. It is acknowledged that Seller is also making the representations and warranties set forth in Section 5.2 of the Framework Agreement with respect to the Purchased Securities.

11.          Events of Default.

(a)       Replacement Events of Default. The Events of Default set forth in Paragraph 11 of the SIFMA Master (i) to the extent applicable to Seller, are hereby replaced with the Events of Default set forth in the definition thereof in the Framework Agreement and (ii) to the extent applicable to Buyer, are hereby deleted, subject to the provisions set forth in Paragraph 11(d) of this Annex I, below. Except for the provisions set forth in Paragraph 11(d) of this Annex I, all provisions in Paragraph 11 and elsewhere in the SIFMA Master, to the extent relating to the occurrence of any such Event of Default with respect to Buyer or any rights or remedies afforded to Seller in connection therewith, shall be disregarded for purposes of this Agreement. The introductory paragraph of Paragraph 11 of the SIFMA Master is hereby amended and restated in its entirety to read as follows: “If an Event of Default has occurred and is continuing:”.

(b)       Remedies. Paragraph 11(d) of the SIFMA Master is hereby amended and restated in its entirety to read as follows:

“If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, Buyer may, at its discretion and with such notice to Seller as may be required by applicable law, immediately (i) take possession of any or all Purchased Securities subject to any outstanding Transactions, at its discretion; (ii) subject to the requirements of applicable law, sell any or all such Purchased Securities, at such price or prices as Buyer may reasonably deem satisfactory, and apply the proceeds thereof to amounts owing by Seller hereunder or under any of the other Transaction Agreements (it being understood, for the avoidance of doubt, that Seller shall remain liable to the Buyer for the excess of such amounts owing by Seller over any sale proceeds so applied); and (iii) generally exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.”

(c)       Replacement Securities Inapplicable. The provisions of Paragraphs 11(c), 11(e), and 11(f) of the SIFMA Master shall not apply to Transactions under this Agreement, and all terms and provisions thereof and references thereto (including any references to “Replacement Securities”) shall be disregarded for purposes of this Agreement.

(d)       Buyer Event of Default. The failure of Buyer to promptly redeliver the Original Note to Seller or its agent when and as required pursuant to Paragraph 7 of this Annex I (it being understood, for the avoidance of doubt, that such redelivery obligation is subject to (i) Seller’s payment in full of the Repurchase Price with respect to the applicable outstanding Transaction without application of any set off or netting and (ii) Buyer’s rights pursuant to Paragraph 11(d) of the SIFMA Master (as amended by this Annex I) to sell, dispose of or otherwise exercise remedies with respect to the Purchased Securities in connection with an Event of Default with respect to Seller) shall be an Event of Default with respect to Buyer. Upon the occurrence of any such Event of Default, Buyer shall be liable to Seller for the amount of all reasonable legal or other expenses incurred by Seller and/or Hill-Rom Finance Company LLC in connection with or as a result of such Event of Default and any other loss, damage, cost or expense directly arising or resulting from the occurrence of such Event of Default, including without limitation any costs incurred to recover the Original Note and any damages resulting from Buyer or another party acquiring the Original Note through Buyer presenting such Original Note to Hill-Rom Finance Company LLC for payment. In the event of an Event of Default with respect to Buyer, Seller shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.          Payment of Price Differential. With respect to any Transaction under this Agreement, and notwithstanding anything in this Agreement to the contrary, the portion of the Repurchase Price for such Transaction consisting of the Price Differential shall, in all circumstances, be paid by Seller (or by Agent on Seller’s behalf) by wire transfer of immediately available funds to the account of Buyer set forth in Schedule 2 to the Framework Agreement on the Repurchase Date for such Transaction (or, if such Repurchase Date is not a Monthly Date, on the earlier of (i) next succeeding Monthly Date to occur following such Repurchase Date or (ii) the Facility Expiration Date), and such payment of the Price Differential shall not be subject to any setoff, netting or other application by Seller against other amounts, whether pursuant to Paragraph 12 of the SIFMA Master or otherwise.

13.          Miscellaneous.

(a)       Termination of Agreement. The last sentence of Paragraph 15(a) of the SIFMA Master is hereby amended and restated to read as follows:

“This Agreement shall terminate on the Facility Expiration Date, except that this Agreement shall, notwithstanding such termination, remain applicable to any Transactions then outstanding.”

(b)       Notices. The provisions of Paragraph 13 of the SIFMA Master are hereby deleted, and shall be deemed to have been replaced with the provisions of Section 9.8 of the Framework Agreement, which are hereby incorporated by reference.

(c)       Other Inapplicable Provisions. Paragraphs 18 and 20 of the SIFMA Master shall not be applicable to Transactions under this Agreement, and all terms and provisions thereof and references thereto shall be disregarded for purposes of this Agreement.

_____________________________________

EXHIBIT A

FORM OF CONFIRMATION

Dated:	[Date]

To:	Hill-Rom Manufacturing, Inc. (“Counterparty”)
[ ]
[ ]
[ ]

Attention:	[Documentation]
Email: [ ]

From:	MUFG Bank, Ltd. (“MUFG”)

Tel: [ ]
~~E-mail~~Email: [ ]

Re: Confirmation of a Repurchase Transaction

____________________________________________________________________________________________

Dear Hill-Rom Manufacturing, Inc.:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MUFG on the Purchase Date specified below (the “Transaction”).

This Confirmation constitutes a “Confirmation” as referred to in the Master Repurchase Agreement specified below.

The definitions and provisions contained in such Master Repurchase Agreement are incorporated into this Confirmation. In the event of any inconsistency between such Master Repurchase Agreement and this Confirmation, this Confirmation will govern; provided, for the avoidance of doubt, that the applicable Repurchase Date, Price Differential and Repurchase Price will be determined in accordance with the definitions thereof as set forth in the Master Repurchase Agreement.

1.           This Confirmation supplements, forms part of, and is subject to, the 1996 SIFMA Master Repurchase Agreement, dated as of May 4, 2018, including Annex I thereto and as amended thereby (as further amended and supplemented from time to time, the “Master Repurchase Agreement”), between Counterparty and MUFG. All provisions contained in the Master Repurchase Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

2.	General Terms:

Purchase Date:	[Date]

Purchase Price:	$[ ]

Buyer:	MUFG

Seller:	Counterparty

Agent:	Hill-Rom Company, Inc.

Purchased Securities:	the Hill-Rom Manufacturing Note

Pricing Rate	[ ]

Repurchase Date:	[Date][1]

Repurchase Price:	$[ ][2]

Price Differential:	$[ ]

3.	Governing law:	Unless otherwise provided in the Master Repurchase Agreement (in which case the law so specified shall govern), this Confirmation shall be governed by and construed in accordance with the laws as specified in the Master Repurchase Agreement.

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1 To be scheduled as the earlier of (i) the Facility Expiration Date or (ii) the next Monthly Date to occur following the Purchase Date.

2 Stated amounts for Repurchase Price and Price Differential are indicative based on initial Purchase Price, Pricing Rate and scheduled Repurchase Date.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by electronic mail or by facsimile transmission to telecopier No. [            ].

Very truly yours,

MUFG BANK, LTD.

By:
Name: Title:

Confirmed as of the date first above written:

HILL-ROM Manufacturing, INc.

By Hill-Rom Company, Inc., as Agent

By:
Name: Title: